EXHIBIT 99.1
Spirit Airlines Reports October 2014 Traffic

MIRAMAR, FL (November 10, 2014) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for October 2014.

Traffic (revenue passenger miles) in October 2014 increased 17.4 percent versus October 2013 on a capacity (available seat miles) increase of 18.8 percent. Load factor for October 2014 was 86.0 percent, a decrease of 1.0 point compared to October 2013. Spirit's preliminary completion factor for October 2014 was 99.0 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended October 31, 2014 and 2013.

	October 2014	October 2013	Change
Revenue passenger miles (RPMs) (000)	1,190,112	1,013,549	17.4%
Available seat miles (ASMs) (000)	1,384,459	1,165,454	18.8%
Load factor	86.0%	87.0%	(1.0) pts
Passenger flight segments	1,205,150	1,015,482	18.7%
Average stage length (miles)	965	984	(1.9)%
Total departures	8,738	7,364	18.7%

	YTD 2014	YTD 2013	Change
Revenue passenger miles (RPMs) (000)	11,642,700	9,847,260	18.2%
Available seat miles (ASMs) (000)	13,352,090	11,350,875	17.6%
Load factor	87.2%	86.8%	0.4 pts
Passenger flight segments	11,789,466	10,268,216	14.8%
Average stage length (miles)	978	948	3.2%
Total departures	84,165	74,691	12.7%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows customers to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 280 daily flights to over 55 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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